Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES 2006 CAPITAL SPENDING

DENVER, January 26, 2006. Western Gas Resources, Inc. (“Western”) (NYSE:WGR) announced today its capital spending budget for 2006.

2006 Capital Spending.  The Company anticipates capital expenditures of $529 million in 2006, primarily for growth and expansion projects in its Rocky Mountain upstream and midstream operations.  Approximately 81 percent or $428 million of the 2006 budget will be spent in the Rocky Mountain region and Canada, where the Company owns interests in approximately 1.6 million net acres in eight gas-producing basins.  The Company plans to participate in a total of 1,142 gross wells, largely in Rocky Mountain unconventional gas resource plays.

Western plans to invest $206 million, or 39 percent of its total program, in the Powder River Basin coal bed methane (CBM) development.  An estimated $135 million will be spent on drilling approximately 900 gross wells, production facilities and lease acquisitions and $71 million for gathering, compression and transportation.

Western expects to invest $148 million, or 28 percent of the total budget in the Greater Green River Basin.  Approximately $100 million will be spent on drilling 146 gross wells and lease acquisitions and $48 million to expand gathering and compression systems.

Approximately $48 million will be spent on exploration drilling, leasing and gathering in new unconventional gas resource plays primarily in the Rockies.  The Company also anticipates spending $33 million in the Western Canadian Sedimentary Basin.  In the San Juan Basin, the Company intends to invest $13 million to drill 13 gross wells, 60 recompletions and enhance its midstream infrastructure.

The Company anticipates spending approximately $64 million for well connections, expansions, maintenance and upgrade projects on its midstream assets in the Anadarko and Permian Basins of Oklahoma and West Texas.  Approximately $45 million of the total will be spent in the Anadarko Basin, of which $12 million is being spent to complete construction of a 200 million cubic feet per day processing facility.  Approximately $19 million of the total will be spent in the Permian Basin, for well connections, gathering expansions and upgrades.  The Company is expecting approximately 370 new well connections in these areas in 2006.

The remaining $17 million of Western’s 2006 capital expenditure program is expected to be spent as follows: $13 million for capitalized interest and overhead and $4 million for administrative expenditures.

Powder River Basin.  The Company and its partner plan to drill approximately 800 gross wells in the Big George and related coals and 100 gross wells in the Wyodak and related coals.  An estimated 740 wells of the 900 well program will be on federal minerals and require drilling permits from the Bureau of Land Management (BLM).  The remaining 160 wells are on fee or state lands.  The Company with its partner has drilling permits approved and in hand for approximately 309 of the federal wells planned for 2006.  Federal drilling permit applications for another 279 locations were submitted to the BLM by the end of 2005.  In total, 79 percent of the permits for federal wells planned for 2006 are in hand or submitted.  The joint venture has over 1,000 permit applications in process and intends to submit them to the BLM by mid-year 2006.  This will cover the anticipated drilling program for 2006 and most of the program for 2007.

In addition to drilling permits, the Company and its partner independently work with the Wyoming Department of Environmental Quality (DEQ) to obtain water discharge permits for their respective drilling programs for 2006.  To date, the Company and its partner have received water discharge permits from the DEQ to handle water from an estimated 500 wells of the Company’s 2006 drilling program.  Additionally, water discharge permit applications for an estimated 110 wells in the 2006 drilling program have been submitted to the Wyoming DEQ and are in various stages of processing.  In total, the water discharge permits for 610 wells have been approved or were submitted by year-end 2005, representing approximately 67 percent of the Company’s 2006 drilling program.  It is anticipated that all necessary remaining permits will be submitted by the end of the first half of 2006.

Greater Green River Basin.  The Company expects to participate in 122 gross wells in the rapidly developing Pinedale Anticline and 10 gross wells in the Jonah field.  The Company plans to drill four exploration wells and two development wells on its 28,000 net acre leasehold in the Washakie and Red Desert Basins, which will tie into the Company’s growing gathering and processing assets in the Wamsutter area.  Additionally the Company will drill two exploratory wells and six development wells in the Sand Wash Basin.

Exploration Activity.  Western plans to drill up to 23 exploration wells in other unconventional gas resource plays primarily in the Rockies.  The budget includes leasing additional acreage in these plays in 2006.  The Company has over 622,000 net acres dedicated to exploration activity.

The Company continues to lease crown lands and form partnerships through joint ventures and farm-ins in the Western Canadian Sedimentary Basin.  Western currently has 39,000 net acres under lease and, depending on the testing of the 21 wells drilled in 2005, plans to drill 60 wells.

Gathering and Processing.  In total, the Company plans to spend $185 million for gathering and processing activities in all of its operating areas.  Approximately $31 million will be spent for new well connections, $120 million for compression and gathering system expansions, $12 million for processing plant expansions and improvements, and $22 million for maintenance.

CEO Comments.  Peter Dea, President and Chief Executive Officer, stated, “Our 2006 capital budget reflects our deep inventory of low risk drilling and midstream growth opportunities.  Development drilling should drive year over year production volume growth, while testing continues on our unconventional gas exploration resource plays.  Midstream volumes are also expected to grow as we expand gathering, processing and compression systems to accommodate increased drilling activity in most of our operating areas.”

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding capital expenditures and permitting and drilling activity for 2006.  Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially.  These risks and uncertainties include, among other things, the timeliness of federal and state permitting activity, expenditure of capital, changes in natural gas and NGL prices, government regulation or action, litigation, environmental risk, geological risk, weather, rig availability, equipment and supplies availability, transportation capacity and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
e-mail: rwirth@westerngas.com